SCHEDULE 14A INFORMATION

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

THE IMMUNE RESPONSE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE IMMUNE RESPONSE CORPORATION

5931 Darwin Court
Carlsbad, CA 92008
(760) 431-7080

May 6, 2005

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of The Immune Response Corporation, which will be held on Tuesday, June 14, 2005 at 9:00 a.m., local time, at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California.

          The formal notice of the Annual Meeting and the related Proxy Statement and proxy card have been made a part of this invitation.

          After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy card in the enclosed prepaid envelope to ensure that your shares will be represented at the Annual Meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING IN PERSON.

          A copy of the Company’s Annual Report to Stockholders also is enclosed.

          The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours, John N. Bonfiglio Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION

Notice of Annual Meeting of Stockholders
to be held June 14, 2005

          The Annual Meeting of Stockholders of The Immune Response Corporation will be held at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California, on Tuesday, June 14, 2005, at 9:00 a.m. local time, for the following purposes:

          1. To elect two Class I directors;

          2. To amend the 2003 Stock Plan by increasing the authorized number of shares issuable under the 2003 Stock Plan by 2,000,000;

and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

          The Board of Directors has fixed the close of business on April 18, 2005, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote will be available at our Secretary’s office, 5931 Darwin Court, Carlsbad, California, for ten days prior to the meeting.

          ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS PRACTICABLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By order of the Board of Directors John N. Bonfiglio Chief Executive Officer

May 6, 2005

PROXY STATEMENT
PROPOSAL 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK OPTIONS
COMPENSATION COMMITTEE REPORT
STOCK PRICE PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2
RELATIONSHIP WITH AUDITORS
CODE OF ETHICS
NOMINATING AND GOVERNANCE COMMITTEE
STOCKHOLDER PROPOSALS
SECURITY HOLDER COMMUNICATIONS TO BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
OTHER MATTERS

THE IMMUNE RESPONSE CORPORATION

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at Windmill Catering, 890 Palomar Airport Road, Carlsbad, California, on Tuesday, June 14, 2005, and any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the proxy, such stockholder’s shares will be voted accordingly. If you sign and return your proxy card but no choice is specified, such shares will be voted FOR the election of the two Class I director nominees listed in this Proxy Statement and FOR the approval of Proposal 2 described in the Notice of Annual Meeting and in this Proxy Statement.

          Stockholders of record at the close of business on April 18, 2005, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 48,839,558 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date. On such record date, the Company had 688,146 shares of Series A Convertible Preferred Stock entitled to vote. Each holder of Series A Convertible Preferred Stock is entitled to three votes for each share held as of the record date.

          Any disabled stockholder or stockholder’s representative may request reasonable assistance or accommodation from the Company in connection with the Annual Meeting by contacting The Immune Response Corporation, Investor Relations, 5931 Darwin Court, Carlsbad, California 92008 at (760) 431-7080. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 1, 2005.

          Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the most votes cast in their favor will be elected. Approval of Proposal 2 requires the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a proposal as to such shares, these non-voted shares will be counted for quorum purposes, but are not deemed to be present or represented for purposes of determining whether stockholder approval of a proposal has been obtained.

          The expense of printing and mailing proxy materials will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees by personal interview, email, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

          This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 10, 2005.

IMPORTANT

          PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Company has three classes of directors serving staggered three-year terms. Class I and Class II consists of three directors each and Class III consists of two directors. Two Class I directors are to be elected at the Annual Meeting to serve until the 2008 Annual Meeting and until their respective successors shall have been elected for some period of time or until such directors’ earlier resignation, removal from office, death or incapacity. The terms of the Class II and Class III directors expire in 2006 and 2007, respectively. Currently, one Class I director seat is being vacated upon James B. Glavin’s retirement and we intend that such seat will remain vacant for some period of time following the Annual Meeting, as we have not yet identified a suitable candidate for such seat.

          Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of John N. Bonfiglio and David P. Hochman as Class I directors. Dr. Bonfiglio and Mr. Hochman are currently members of our Board of Directors. Each of the nominees has been nominated as a Class I director by the Nominating and Governance Committee of our Board of Directors. Each nominee consents to being named herein as a Class I director nominee and further consents to serve as a Class I director if elected. In the event either of such nominees becomes unable or unwilling to accept his nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other nominees as the Board of Directors may select. The Board of Directors has no reason to believe that either such nominee will be unable or unwilling to serve. There are no family relationships among executive officers or directors of the Company.

          Set forth below is information regarding the nominees for Class I director and the continuing directors of Class II and Class III, principal occupations at present and for the past five years, certain directorships held by each, their ages as of March 31, 2005, and the year in which each first became a director of the Company.

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
CLASS I
John N. Bonfiglio, Ph.D.	Dr. Bonfiglio has served as our Chief Executive Officer since January 2003. Dr. Bonfiglio previously served as Chief Operating Officer and Executive Vice President at Cypress Biosciences, Inc. from 2001 until November 2002, as Chief Executive Officer and President of Peregrine Pharmaceuticals, Inc. from 1999 until 2001 and as Vice President of Technology and Business Development from 1997 until 1999. Prior to that he was Director of Business Development and Strategic Planning of Immunotherapy for Baxter Healthcare Corporation from 1994 until 1997. Dr. Bonfiglio received his Ph.D. from University of California, San Diego and his M.B.A. from Pepperdine University.	2003	50

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
David P. Hochman	Mr. Hochman is the Chief Executive Officer of Spencer Trask Edison Partners, LLC, an investment affiliate of Spencer Trask & Co., focused on leveraging human capital to accelerate the development of emerging growth healthcare and technology companies. He is also Managing Director of Spencer Trask Ventures, Inc. Previously, Mr. Hochman served as Managing Director, Venture Resources for Spencer Trask Ventures, Inc. from June 2000 until March 2004, and was responsible for directing the firm’s investment banking and financial advisory services. Prior to that, he was Vice President, Investment Banking for Spencer Trask Ventures, Inc. from December 1998 until June 2000. He currently serves as a director of Prescient Medical, Inc.	2004	30

CLASS II
Martyn Greenacre	Mr. Greenacre is currently Chairman of Beijing Med-Pharm Corporation, a U.S. public company with pharmaceutical marketing and distribution activities in China. He also serves as Chairman of Life Mist Technologies Inc., a fire suppression equipment company. He was the Chief Executive Officer of two life science companies, Delsys Pharmaceutical Corporation from 1997 until 2001 and Zynaxis, Inc. from 1993 to 1997. Previously Mr. Greenacre held various senior management positions at SmithKline Beecham from 1973 through 1992, including serving as Chairman of Europe from 1989 to 1992. He currently serves as a director of Cephalon, Inc., Acusphere, Inc., Curis, Inc. and Beijing Med Pharm, Inc.	2003	63

Robert E. Knowling, Jr.	Mr. Knowling is the Chief Executive Officer of the New York City Department of Education Leadership Academy, which is chartered with developing the next generation of New York City Public School System. Previously he served as vice president of Network Operations for Ameritech in 1994; vice president of Network Operations for US WEST in 1996, promoted to EVP of Operations & Technology in 1997; and chairman, president and chief executive officer of Covad Communications, Inc., a telecommunication company, from 1998 to 2001. He currently serves as a director for Hewlett-Packard Company, Ariba, Inc. and Heidrick & Struggles International, Inc. Mr. Knowling is also a member of the advisory boards for Ontologent, Inc., Northwestern University’s Kellogg Graduate School of Management and the University of Michigan Graduate School of Business. He earned his B.A. from Wabash College and a M.B.A. from Northwestern University’s Kellogg Graduate School of Business.	February 2005	49

	Name and Principal Occupation at Present and	Director
	for the Past Five Years; Directorships	Since	Age
Alan S. Rosenthal, M.D.	Dr. Rosenthal is an independent consultant. Previously he served as Vice President of Pharmaceutical Discovery and Scientific Affairs at Abbott Laboratories from 1993 until 1999, as Senior Vice President of Scientific Affairs at Boehringer Ingelheim Pharmaceuticals, Inc. from 1987 until 1993, as Vice President of Immunology and Inflammation Research at Merck, Sharp & Dohme from 1978 until 1986, and he was on the staff at National Institute of Allergy and Infectious Diseases, NIH, from 1966 until 1978. He serves on the Johns Hopkins University School of Medicine Corporate Advisory Council; the Visiting Board of the Biological Sciences Division, The University of Chicago; and the Cancer Center Advisory Board, Vanderbilt University School of Medicine. He received his M.D. from Vanderbilt University in 1964.	2000	65

CLASS III
Kevin B. Kimberlin	Mr. Kimberlin, a co-founder of The Immune Response Corporation, has been Chairman of the Board of Spencer Trask & Co., a venture capital company, since 1991. He was a co-founder of Myriad Genetics, Inc., the first human genome company, and of Ciena Corporation, a networking company. He was the General Partner of Next Level Communications, a leading broadband equipment company, from January 1998 until its initial public offering in November 1999. He is a director of Health Dialog Services Corporation and Yaddo, an artists’ community.	1986	52

Kevin L. Reilly	Mr. Reilly is an independent consultant. Previously he was President of Wyeth Vaccine and Nutrition division from 1999 to 2002 and President of Wyeth Nutrition International from 1996 to 1998 and held various senior management positions at Wyeth from 1984 through 1996. Previously he was Senior Vice President at Connaught Laboratories, Ltd. from 1973 to 1984.	2004	62

          The Board of Directors held 8 meetings during the year ended December 31, 2004. Each of our incumbent directors attended in 2004 at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served.

          The Board of Directors has appointed a Compensation and Stock Option Committee, an Audit Committee and a Nominating and Governance Committee.

          The members of the Compensation and Stock Option Committee are James B. Glavin (Chairman), Kevin L. Reilly and Alan S. Rosenthal. The Compensation and Stock Option Committee held two meetings during 2004. The Compensation and Stock Option Committee’s functions are to assist in the administration of, and grant options under, our 2003 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, our general and specific compensation policies and practices, including specifically all compensation of our executive officers.

          The members of the Audit Committee are James B. Glavin (Chairman), Martyn Greenacre and Kevin L. Reilly. The Audit Committee held six meetings during 2004. The Audit Committee monitors the independence and performance of the Company’s independent auditors and has the sole authority to appoint and replace the independent auditors. The Audit Committee’s other functions are to monitor the quality and integrity of our financial statements, compliance with legal and regulatory requirements, controls relating to financial risk exposure, dissemination of accurate information and direction of our corporate compliance efforts, guidelines and policies. See “Audit Committee Report to Stockholders.”

          The members of the Nominating and Governance Committee are Martyn Greenacre (Chairman), James B. Glavin and Alan S. Rosenthal. The Nominating and Governance Committee held three meetings during 2004. The Nominating and Governance Committee’s functions are to establish Board membership criteria, assist the Board by identifying individuals qualified to become Board members, recommend to the Board proposed director nominees, address and control matters of corporate governance and facilitate the regular review of the performance of the Board and its committees.

          Mr. Glavin is not standing for re-election at the Annual Meeting and, as he will no longer be a director after the Annual Meeting, he also will no longer be a member of the three committees after the Annual Meeting. The Board will fill the vacancies thereby created on the committees.

          Each of our directors, other than Dr. Bonfiglio, is independent, as defined under Nasdaq Marketplace Rule 4350 (c) .

          The Board of Directors unanimously recommends a vote FOR the Class I director nominees listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information, as of April 18, 2005, as to shares of our common stock and Series A Convertible Preferred Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock or Series A Convertible Preferred Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth herein and (iv) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California 92008.

			Series A Convertible
	Common Stock		Preferred Stock
	Shares	Percentage	Shares	Percentage
	Beneficially	Beneficially	Beneficially	Beneficially
	Owned (1)	Owned (2)	Owned (1)	Owned (2)

Kevin B. Kimberlin (3)(4)(5)	32,430,201	43.9%	688,146	100.0%
John N. Bonfiglio (5)	894,518	1.8%
Robert E. Knowling, Jr. (5)	264,234	*
James B. Glavin (5)	370,556	*
Martyn Greenacre (5)	196,164	*
Michael K. Green (5)	398,889	*
David P. Hochman (5)	524,914	1.1%
Bjorn K. Lydersen (5)	284,285	*
Kevin L. Reilly (5)	167,164	*
Alan S. Rosenthal (5)	318,782	*
Georgia Theofan (5)	191,322	*
All current directors and executive officers as a group (10 persons) (6)	35,756,744	46.4%	688,146	100.0%

*	Less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	Percentage ownership is based on 48,839,558 shares of our Common Stock and 688,146 shares of our Series A Convertible Preferred Stock outstanding as of April 18, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our common stock subject to options, preferred stock, notes or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 18, 2005, are deemed outstanding for computing the percentage ownership of the person holding beneficial ownership of those securities, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The address of the principal place of business of Cheshire Associates, LLC, an entity that is affiliated with Mr. Kimberlin, is c/o Spencer Trask Ventures, Inc. (“STVI”), 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4)	Mr. Kimberlin’s spouse held 8,750 shares of our common stock; a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our common stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our common stock; and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our common stock.

Additionally, Mr. Kimberlin can be deemed to be the beneficial owner of: (a) 6,535,792 shares of Common Stock held by Cheshire Associates LLC (“Cheshire”), (b) 9,833,335 shares of Common Stock issuable upon exercise of warrants held by Cheshire, (c) 6,597,464 shares of Common Stock issuable to Cheshire upon conversion of convertible secured promissory notes held by Cheshire, (d) 278,373 shares of Common Stock issuable to STVI upon the exercise of the Placement Agent Unit Purchase Option, (e) 278,373 shares of Common Stock issuable to STVI upon the exercise of the Class A Warrants issuable upon the exercise of the Placement Agent Unit Purchase Option, (f) 278,373 shares of Common Stock issuable to STVI upon the exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants, (g) 1,774,888 shares of Common Stock issuable to Cheshire upon the exercise of the Class B Warrants, (h) 14,125 shares of Common Stock issued to Spencer Trask & Co. in connection with the Unit Offering, (i) 21,186 shares of Common Stock issued to Spencer Trask & Co. in connection with the exercise of 14,124 Class A Warrants (j) 14,125 shares of Common Stock issuable to Spencer Trask & Co. upon the exercise of the Class B Warrants, (k) 342,857 shares of Common Stock issued to the Spencer Trask Illumination Fund in connection with the April 2004 Private Placement, (l) 102,857 shares of Common Stock issuable to the Spencer Trask Illumination Fund in connection with the exercise of private placement Warrants, (m) 5,505,168 shares of Common Stock issuable to Cheshire upon conversion of the 688,146 shares of Series A Convertible Preferred Stock issued upon conversion of certain convertible security promissory notes held by Cheshire, and (n) 688,146 shares of Series A Convertible Preferred Stock owned by Cheshire.

(5)	The amounts shown include the following shares which may be acquired under stock options currently or within 60 days after April 18, 2005: Mr. Kimberlin, 334,839 shares; Dr. Bonfiglio, 869,231 shares; Mr. Knowling, 264,234 shares; Mr. Glavin, 324,343 shares; Mr. Greenacre, 196,164 shares; Mr. Green, 377,784 shares; Mr. Hochman, 96,164 shares; Mr. Lydersen, 275,000 shares; Mr. Reilly, 167,164 shares; Dr. Rosenthal, 318,782 shares; and Ms. Theofan, 172,467 shares.

(6)	Includes an aggregate of 3,121,172 shares which may be acquired by current directors and officers currently or within 60 days after April 18, 2005 pursuant to the exercise of options, and an aggregate of 25,091,706 shares which may be acquired by current directors and officers currently or within 60 days after April 18, 2005 pursuant to the exercise of warrants and the Unit Placement Agent Options, UPO’s, and conversion of promissory notes or the Series A Convertible Preferred Stock.

Executive Compensation

          The following table sets forth the compensation for services provided to us in all capacities for the fiscal years ended December 31, 2004, 2003 and 2002, by (i) each person who served as our Chief Executive Officer during 2004, (ii) each of our other most highly compensated executive officers as of December 31, 2004 whose total annual salary and bonus for 2004 exceeded $100,000, and (iii) one other person who no longer served as an executive officer as of December 31, 2004, but whose total salary and bonus for 2004 exceeded $100,000.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities	All Other
	Annual Compensation			Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)(1)(2)(3)
John N. Bonfiglio	2004	283,590	225,000	350,000	14,367
Chief Executive Officer (4)	2003	255,000	225,000	750,000	3,669
	2002	—	—	—	—

Michael K. Green	2004	227,596	135,000	435,000	13,719
Vice President, Finance and Chief	2003	43,077	6,800	—	145
Financial Officer (5)	2002	—	—	—	—

Georgia Theofan	2004	177,244	55,000	—	12,550
Vice President, Clinical Development	2003	148,792	25,000	172,467	2,932
	2002	111,361	4,499	8,235	2,270

Bjorn K. Lydersen	2004	130,760	—	25,000	13,952
Former Vice President, Manufacturing (6)	2003	190,996	—	300,000	3,896
	2002	100,241	—	75,000	2,081

(1)	For 2004, we made matching stock contributions under our 401(k) Plan for Dr. Bonfiglio, Mr. Green, Dr. Theofan and Dr. Lydersen equal to $13,000, $13,000, $12,003 and $12,998, respectively; representing 9,518, 9,518, 8,829 and 9,285 shares of common stock, respectively. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Bonfiglio, Mr. Green, Dr. Theofan and Dr. Lydersen were $1,367, $719, $547, and $954, respectively.

(2)	For 2003, we made contributions under our 401(k) Plan for Dr. Bonfiglio, Dr. Theofan and Dr. Lydersen of $2,400, $2,232 and $2,400, respectively. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Bonfiglio, Mr. Green, Dr. Theofan and Dr. Lydersen were $1,269, $145, $700 and $1,496, respectively.

(3)	For 2002, we made contributions under our 401(k) Plan for Dr. Lydersen and Dr. Theofan of $1,275 and $1,669, respectively. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Lydersen and Dr. Theofan were $806 and $601, respectively.

(4)	Dr. Bonfiglio joined us as Chief Executive Officer in January 2003.

(5)	Mr. Green joined us as Chief Financial Officer in October 2003 and received a signing bonus.

(6)	Dr. Lydersen joined us as Vice President, Manufacturing in June 2002 and retired in August 2004.

Compensation of Directors

          In 2004, the Board adopted a new compensation policy under which on each July 1 each outside director will receive 100,000 stock options, which will vest daily over one year. Under this policy, during July 2004, non-employee directors, as a group, were granted options from the 2003 Stock Plan to purchase a total of 600,000 shares of our common stock at an exercise price of $1.24 per share in lieu of monetary compensation for the year ending June 30, 2005. The options vest daily over one year.

          Under this policy, our directors do not receive cash compensation for their Board service.

          Also, in March 2004, Mr. Reilly was granted an option to purchase 71,000 shares of our common stock at an exercise price of $1.74, upon his appointment to the Board of Directors. Our general policy is that new outside directors receive 50,000 stock options vested immediately and a prorated portion of another 50,000 stock options, vesting through the upcoming June 30.

          In December 2003, the Board of Directors approved a Chairman fee of $3,500 per month beginning January 1, 2004. In 2004, Mr. Glavin earned $42,000 under this policy.

          In February 2005, the Board of Directors elected Robert E. Knowling, Jr. as a director and Chairman of the Board. He received a stock option grant to purchase 750,000 shares of common stock at an exercise price of $1.21, of which 200,000 options vest immediately and the remaining 550,000 options will vest daily over three years, subject to continuing service as Chairman. This 750,000-share stock option was granted outside our stockholder-approved option plans. Mr. Knowling will not receive cash compensation for his Chairman services, nor will he receive the standard new director option grant.

          In April 2003, the non-employee directors’ outstanding stock option grants were repriced to an exercise price of $1.12 per share, as part of a company-wide repricing in which all employees (other than Dr. Bonfiglio) also participated. A total of 112,596 options held by our now-current directors, with a weighted average exercise price of $17.91, were repriced.

Compensation Committee Interlocks and Insider Participation

          For our fiscal year ended December 31, 2004, Mr. Glavin, Mr. Reilly and Dr. Rosenthal served as the members of our Compensation and Stock Option Committee. Mr. Glavin is our Chairman and at various times has been our Chief Executive Officer, President and Treasurer.

          None of our executive officers served during 2004 as a director or compensation committee member of any other company, where the other company had one of its executive officers on our Board of Directors or Compensation and Stock Option Committee

Executive Employment Agreements and Change in Control Arrangements

          John Bonfiglio entered into an employment letter agreement with us as of January 6, 2003 to serve as our Chief Executive Officer through December 31, 2004. On December 20, 2004, he entered into a new employment agreement to serve as President and Chief Executive Officer for two years effective January 1, 2005 through December 31, 2006 and shall be automatically extended for successive and additional two-year periods with various provisions for termination by either party. His base salary rate for the prior two years was at least $260,000 per annum, and he was eligible for an annual bonus of up to 150% of base salary. He also received an initial grant of 750,000 stock options, subject to various vesting provisions. The new agreement provides for an annual salary of at least $300,000. Under the new agreement, he received a 250,000-share stock option with an exercise price of $1.19 per share with various vesting provisions. If there is a change in control, vesting of all the options accelerates. If the agreement expires, he is terminated without cause or he resigns for good reason, he will (provided that he gives us a release) receive up to twelve months of salary and his vested options will remain exercisable for three years.

          Michael Green entered into an employment letter agreement with us effective as of October 10, 2003, amended by a letter agreement effective January 1, 2004, to serve as our Chief Financial Officer and Vice President, Finance. His base salary rate shall be at least $225,000 per annum, and he is eligible for an annual bonus of up to 60% of base salary. He received an initial grant of 60,000 stock options, vesting over eight months. He also received an additional grant of 375,000 stock options, subject to various vesting provisions. If he is terminated without cause or he resigns for good reason, he will receive up to eight months of salary and his vested options will remain exercisable for six months.

          In addition, our executive officers may receive stock options, not required under any employment agreement, under our 2003 Stock Plan. Like all holders of stock options under this Plan, they can receive advantageous treatment of the stock options if we are acquired or experience a change in control.

          Our 2003 Stock Plan (“the Plan”) provides that in the event of a merger or reorganization, we shall either continue outstanding options granted under the Plan, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee’s consent. Outstanding employee stock option agreements entered into pursuant to the Plan provide for the automatic vesting of employee stock options in the event of a change in control. Our Plan provides that a change of control will not be deemed to have occurred if a person is or becomes the beneficial holder of 50% of our outstanding securities through the purchase and subsequent conversion, exercise or exchange of convertible notes and warrants issued pursuant to the Note Purchase Agreement, dated as of November 11, 2001, as amended, between us and KKP, Oshkim and the Kimberlin Family Trust and any affiliates or related parties thereof. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the Plan will contain similar provisions unless otherwise determined by the Compensation and Stock Option Committee.

STOCK OPTIONS

     The following tables summarize option grants to and exercises by John N. Bonfiglio, Michael K. Green, Georgia Theofan and Bjorn K. Lydersen, and the value of the options held by such persons at the end of fiscal 2004. We do not grant stock appreciation rights.

Option Grants in Fiscal Year 2004

	Individual Grants
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
	Granted (#)	Fiscal Year(1)	($/Sh)(2)	Date(3)	($)(4)
John N. Bonfiglio	25,000	1.3	1.92	01/19/14	44,658
John N. Bonfiglio	75,000	4.0	1.34	12/01/14	86,985
John N. Bonfiglio	250,000	13.4	1.19	12/20/14	267,344
Michael K. Green	60,000	3.2	1.81	01/09/14	104,433
Michael K. Green	375,000	20.1	1.88	02/11/14	666,489
Georgia Theofan	—	—	—	—	—
Bjorn K. Lydersen	25,000	1.3	1.88	02/11/14	43,773

(1)	We granted options covering a total of 1,889,000 shares of our common stock to employees in 2004.

(2)	The exercise price on each date of grant was equal to the fair market value of our common stock on the date of grant.

(3)	The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4)	The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2004: risk free interest rate of 3.405%, expected option life of five years, expected volatility of 1.39 and a dividend rate of zero. Option valuation using a Black-Scholes based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value, which is calculated, is not intended to predict future prices of our common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with us. There can be no assurance that the values reflected in this table or any other value will be achieved.

Option Exercises in Fiscal Year 2004 and Option Values
at End of Fiscal Year 2004

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired	Value	End of Fiscal 2004 (#)		End of Fiscal 2004 ($)(1)
	on Exercise (#)	Realized ($)	Exercisable/Unexercisable		Exercisable/Unexercisable
John N. Bonfiglio	—	—	677,555	422,445	257,048	175,702
Michael K. Green	—	—	337,565	97,435	—	—
Georgia Theofan	—	—	166,402	6,065	81,537	2,972
Bjorn K. Lydersen	—	—	263,508	11,492	116,869	5,631

(1)	Calculated on the basis of the fair market value of our common stock at December 31, 2004, the fiscal year end ($1.61 per share), minus the exercise price.

10-Year Option Repricings

						Length of
		Number of				Original
		Securities	Market Price	Exercise		Option Term
		Underlying	of Stock at	Price at	New	Remaining
	Date of	Options	Time of	Time of	Exercise	at Date of
Name	Repricing	Repriced	Repricing	Repricing	Price	Repricing
Bjorn K. Lydersen	4/14/03	75,000	$1.12	$2.36	$1.12	110 months

Georgia Theofan	4/14/03	95	$1.12	$29.52	$1.12	46 months
	4/14/03	2,887	$1.12	$5.92	$1.12	96 months
	4/14/03	6,250	$1.12	$2.28	$1.12	113 months
	4/14/03	1,985	$1.12	$3.68	$1.12	105 months
	4/14/03	1,500	$1.12	$23.32	$1.12	97 months
	4/14/03	962	$1.12	$14.00	$1.12	80 months
	4/14/03	962	$1.12	$10.50	$1.12	93 months
	4/14/03	1,250	$1.12	$20.50	$1.12	76 months
	4/14/03	875	$1.12	$20.50	$1.12	74 months
	4/14/03	875	$1.12	$43.75	$1.12	69 months
	4/14/03	437	$1.12	$41.00	$1.12	63 months
	4/14/03	875	$1.12	$38.52	$1.12	58 months
	4/14/03	54	$1.12	$31.52	$1.12	39 months
	4/14/03	3,460	$1.12	$20.52	$1.12	31 months

COMPENSATION COMMITTEE REPORT

     The following is a report by our Compensation and Stock Option Committee:

“Overview and Philosophy

     The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because our products are either in development or clinical testing phases, and we have not yet realized any significant revenues or product sales. The policy of the Compensation Committee is to base its decisions upon the following three principal compensation elements:

     • Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflect the individual’s performance with us over time.

     • Annual bonuses tied to the achievement of corporate and individual performance objectives.

     • Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our stockholders.

Base Salary

     We establish base salary levels for executive employees by reviewing the aggregate of base salary and annual bonus for executives in equivalent positions with our competitors in the biotechnology industry at a stage of product development comparable to us and at other companies which compete with us for executive talent. Extensive salary survey data is available on the industry (for example, the annual “Biotechnology Compensation and Benefits Survey” conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by us in establishing annual base salaries. Generally, we set our competitive salary for an executive officer position at the median level compared to those companies surveyed. The base salary of the CEO and all other executive officers is reviewed annually, although our employment agreements with Dr. Bonfiglio and Mr. Green set minimums for their base salary rates.

Annual Incentive Compensation

     Annual cash bonus targets as a percentage of salary for Dr. Bonfiglio and Mr. Green are set forth in their respective employment agreements. Annual cash bonus targets for all other employees are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to our annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 2004, we paid cash bonuses to Dr. Bonfiglio, Mr. Green and Dr. Theofan for successful completion of predefined goals and objectives relative to corporate and individual goals. Due to Mr. Lydersen’s retirement in August 2004, he was not considered for any 2004 cash bonus.

     The achievement of corporate goals by executive officers is evaluated by the CEO, and his evaluations submitted to the Compensation Committee for consideration in its decision. Bonus payments for the CEO are evaluated and decided by the Compensation Committee after its review of the CEO’s achievement of goals.

Stock Option Program

     To conserve our cash resources and to align the interests of the executive officers with the stockholders, we place special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under our stock option plans, options are granted at the fair market value on the date of grant, and are generally subject to time vesting.

     On April 14, 2003, we repriced the 788,555 outstanding stock options held by all of our then-current employees and directors (except Dr. Bonfiglio) and certain consultants to an exercise price of $1.12, the fair market value on that day. The provisions of the repricing included an acceleration for options that were vested less than 50% to become immediately 50% vested with the remainder to vest over the next two years. All other provisions of the repriced stock options remained the same. We repriced the options because they were so far underwater (the weighted average exercise price of the options before the repricing was $11.66) that we felt they did not provide a meaningful incentive to the option holders, and in fact were more apt to have a demoralizing effect. Although to reprice options has an undesirable potential effect on reported earnings under current accounting principles, we believe it was more important to restore the incentivization effect of our options program. Also, we believed that the effect of noncash compensation expense on our reported net income or loss was unlikely to have a significant impact on our market value, in view of our stage of development.

Discussion of 2004 Compensation for the Chief Executive Officer

     Under Dr. John N. Bonfiglio’s two-year employment agreement covering 2003 and 2004, we agreed to pay him a base salary of no less than $260,000 per annum. On December 20, 2004, he entered into a new employment agreement for two years effective January 1, 2005 through December 31, 2006. The new agreement provides for an annual salary of at least $300,000. The new agreement called for the grant of an additional 250,000 stock options. The Compensation Committee granted him these options on December 20, 2004 with an exercise price of $1.19 per share with various time vesting provisions.

     Dr. Bonfiglio earned a 2004 cash bonus of $225,000, reflecting the achievement of his annual bonus targets as set forth in his employment agreement based upon predefined goals and objectives relative to our clinical development plan. In addition, he was granted 75,000 stock options on December 1,

2004 in lieu of additional cash bonus. In January 2004, he was awarded a grant of 25,000 stock options as part of his annual bonus for 2003.

     Dr. Bonfiglio’s 2004 annual base compensation of $260,000 was consistent with industry standards calculated to be commensurate with the average salaries paid by other pre-revenue companies in the biotechnology industry that are within the survey information available.

     We recognize that our operations resulted in a net loss and expect that losses will continue until one or more of the disease treatments under development are commercialized.

Miscellaneous

     Section 162(m) of the Internal Revenue Code disallows the deductibility by us of any compensation over $1.0 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. We do not expect that anyone will soon exceed this threshold.

James B. Glavin
Kevin L. Reilly
Alan S. Rosenthal”

STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our Common Stock with the Center for Research in Securities Prices (“CRSP”) Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the “Nasdaq Composite Index”) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”) 1 over a five-year period. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our Common Stock.

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04
The Immune Response Corporation	$100.00	$60.43	$30.85	$5.59	$8.69	$9.27
Nasdaq Composite Index	100.00	60.38	47.62	32.77	49.42	53.78
Nasdaq Pharmaceutical Index	100.00	124.73	106.31	68.69	100.69	107.25

     Assumes a $100.00 investment on December 31, 1999, in each of the Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

1	The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC Code 283.

CERTAIN TRANSACTIONS

Long-Term Convertible Promissory Notes and Warrants:

     As of January 1, 2004, numerous outstanding convertible secured promissory notes and warrants from multiple-stage private placements were held by Cheshire Associates LLC (“Cheshire”), an entity controlled by Kevin Kimberlin. Some of these securities were transferred to Cheshire by other entities controlled by Mr. Kimberlin. The number of shares issuable upon conversion of the promissory notes and exercise of the warrants held by Cheshire, as well as the applicable conversion prices of the notes and exercise prices of the warrants, are subject to price-based anti-dilution adjustment in the event that we issue certain securities.

     As of December 31, 2004, there were six remaining convertible promissory notes totaling $7,208,000 convertible into 6,597,464 shares of our common stock at discounted conversion prices. The notes are due at various dates throughout 2005. The number of shares of common stock issuable upon the exercise of eight outstanding warrants increased to 9,833,335 shares as a result of the anti-dilution provisions due to our private placement of common stock to non-affiliates in April 2004.

     All of the remaining notes described above are secured by our intellectual property.

Series A Convertible Preferred Stock:

     In January 2004, we converted short-term convertible promissory notes held by Cheshire totaling $3,899,000 issued in 2003 (as described below), plus approximately $219,000 of accrued interest, into 688,146 shares of Series A Convertible Preferred Stock (“Series A”) at $5.984 per share. The Series A held by Cheshire has the right to further convert each share of Series A into anywhere from four to twelve shares of common stock, depending on the date of conversion. The Series A votes with the holders of common stock as a single class. The Series A is only entitled to three votes for each share of Series A.

     The Series A has dividend and liquidation preferences over common stock holders. Cheshire as holder of the Series A is entitled to receive cumulative dividends on each share of Series A at the rate of 9% per annum until the earliest of (i) July 7, 2006, (ii) the date the Series A is redeemed and (iii) the date the Series A is converted into common stock. At December 31, 2004, accumulated but undeclared dividends on the Series A amounted to $366,000. The liquidation preference at December 31, 2004 aggregated $4,484,000.

     In addition, Cheshire as holder of the Series A is entitled to protective provisions that require 66 2/3% of the outstanding Series A to approve, among other things, creating a new class of security with dividend or liquidation rights equal or senior to the Series A, a liquidation or recapitalization or increasing the number of shares reserved for issuance under the Company’s stock option plans to greater than 10% of the company’s outstanding capital stock (on an as if converted, fully-diluted basis). The Series A also contains anti-dilution provisions.

     The short-term convertible promissory notes issued to Cheshire during 2003 contained the following provisions prior to the conversion to Series A. On March 28, 2003, we issued to Cheshire a short-term convertible promissory note in the amount of $2,000,000, bearing interest at the rate of 8% per annum. This March 2003 note was convertible into 1,626,016 shares of our common stock at a price of $1.23 per share (which was the closing price of our common stock on March 27, 2003). In May 2003, we issued to Cheshire two short-term convertible promissory notes in the aggregate amount of $1,080,000, bearing interest at the rate of 8% per annum. One of the May notes, with a principal balance of $1,000,000, was convertible into shares of common stock on terms to be negotiated in good faith prior to its maturity date. The $80,000 May Note was convertible into 59,259 shares of common stock at a price of $1.35 per share. In June 2003, we issued to Cheshire a short-term convertible promissory note in the amount of $819,000, bearing interest at the rate of 8% per annum. The June Note was convertible into shares of common stock on terms to be negotiated in good faith prior to its maturity date. Prior to maturity, a proposal was approved by the stockholders in July 2003 that the notes would be convertible into the Series A in connection with a Private Placement.

Other:

     The Board of Directors believes that the foregoing transactions were in the best interests of the Company and its stockholders. It is the Company’s current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

     For a description of our employment agreements with our executive officers, John Bonfiglio and Michael Green, see “Executive Employment Arrangements and Change in Control Arrangements.”

Securities Authorized for Issuance under Equity Compensation Plans

     The following table provides information as of December 31, 2004 regarding compensation plans (including individual compensation arrangements) under which equity securities of The Immune Response Corporation are authorized for issuance.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights*	column (a))
(in thousands)	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,803	$1.73	1,526
Equity compensation plans not approved by security holders (2)	750	1.20

Total	5,553	$1.66	1,526

     *As adjusted for reverse stock split.

(1)	Amounts do not include the additional 2,000,000 shares included in Proposal 2.

(2)	These 750,000 shares were granted outside of a plan to Dr. Bonfiglio in January 2003 in connection with his employment agreement at an exercise price of $1.20 per share. The stock options have a term of 10 years with vesting as follows: (i) 50,000 shares vested immediately as of January 13, 2003; (ii) 75,000 shares vested in September 2003 upon the achievement of certain milestones as described in the employment agreement between us and Dr. Bonfiglio; (iii) 125,000 shares vested twelve months after the effective date of the employment agreement, January 7, 2004; and (iv) 500,000 shares shall vest pro rata daily with each day of Dr. Bonfiglio’s continuous service as employee, director or consultant for three years following the date of grant.

PROPOSAL 2

AMENDMENT OF THE 2003 STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES ISSUABLE

     Our proposed amendment of the 2003 Stock Plan (the “Plan”) of The Immune Response Corporation is to increase the authorized number of shares issuable under the Plan by 2,000,000 shares. As of March 31, 2005, the original Plan share reserve was 6,787,564 shares and we had actually issued 730,037 of those shares, leaving 6,057,527 remaining shares authorized under the 2003 Stock Plan (including 5,063,293 shares already subjected to stock options). If the proposal is approved, the remaining share reserve would increase to 8,057,527.

     The proposal amends Section 5.(a) of the Plan to read “The aggregate number of Shares which may be issued under the Plan (upon exercise of Options or other rights to acquire Shares) shall not exceed 8,792,680 Shares, subject to adjustment pursuant to Section 9.” Section 5.(a) previously stated “shall not exceed 6,792,680 Shares.”

     The following description of the Plan is a summary only.

Summary of the 2003 Stock Plan

Purpose

     The purpose of the Plan is to assist us in the recruitment, retention and motivation of employees (including officers), directors and consultants who are in a position to make material contributions to our progress. The Plan offers a significant incentive to such employees, directors and consultants by enabling them to acquire our Common Stock, thereby increasing their proprietary interest in our growth and success.

Administration

     The 2003 Stock Plan is administered by the Compensation and Stock Option Committee. Subject to the limitations set forth in the Plan, the Compensation and Stock Option Committee has the authority to determine to whom options will be granted and shares will be sold, the number of shares to be offered for sale and options to be granted, the price and other terms and conditions of each sale of shares and the exercise price and terms and conditions of each option and the type of option (ISO or NSO, as described below) to be granted, and to interpret the Plan and adopt rules there under and to make all other decisions relating to the operation of the Plan. In addition, our Chief Executive Officer has been granted an equivalent authority to administer the 2003 Stock Plan with respect to employees who are not officers or directors of the Company.

Eligibility and Shares Subject to the 2003 Stock Plan

     Under the 2003 Stock Plan, 6,057,527 shares of Common Stock have been reserved for issuance either by direct sale or upon exercise of options granted to employees (including officers), directors and consultants. The proposed amendment would increase this to 8,057,527. The Plan provides for the grant of both incentive stock options (“ISO’s”) intended to qualify as such under section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options (“NSO’s”). ISO’s may be granted only to our employees. NSO’s may be granted, and Common Stock may be sold directly, to our employees (including officers), directors and consultants. The Plan provides that options granted to any optionee in a single calendar year shall not cover more than 500,000 shares. Such limitation has been added in response to recent changes in federal income tax laws and is designed to qualify income recognized upon exercise of options granted under the Plan for tax deductibility by us. If any options granted under the Plan shall for any reason expire or be canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options shall again become available for the Plan. Additionally, if shares issued under the Plan are forfeited, they also become available for new grants.

     As of March 31, 2005, pursuant to the 2003 Stock Plan, we have issued options to purchase 1,902,562 shares to our employees in the aggregate, 1,700,259 shares to consultants in the aggregate and 1,460,472 shares to members of the Board of Directors in the aggregate.

     The future allocation of the shares of stock, which the stockholders are being asked to approve hereby, has not been determined. Pursuant to the terms of the Plan, our Compensation and Stock Option Committee and/or our Chief Executive Officer, as appropriate, will determine the number of options (and any other awards) to be allocated to directors, employees and independent contractors under the Plan in the future, and such allocations only may be made in accordance with the provisions of the Plan as described herein. We believe that the granting of options is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to our continued progress, which ultimately is in the interest of our stockholders.

Terms of Options

     Options granted pursuant to the Plan will vest at the time or times determined by the Compensation and Stock Option Committee and/or our Chief Executive Officer, as appropriate, subject to limitations set forth in the Plan. The maximum term of each option granted under the Plan is 10 years (5 years in the case of an ISO granted to a 10% stockholder). Stock options granted under the Plan must be exercised by the optionee during the earlier of the term of such option or within 90 days after termination of the optionee’s service, except that the period may be extended on certain events including death and termination of employment due to disability.

     The exercise price of shares of Common Stock subject to options qualifying as ISO’s must not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the Common Stock on the date of the grant. The exercise price of NSO’s granted under the Plan must not be less than 85% of the fair market value of the Common Stock on the date of grant. Under the Plan, the exercise price is payable in cash, Common Stock or by full-recourse promissory note, except as otherwise prohibited by applicable law. The Plan also permits an optionee to, except as otherwise prohibited by applicable law, pay the exercise price of an option by delivery (on a form prescribed by us) of an irrevocable direction to a securities broker approved by us to sell the optionee’s shares and deliver all or a part of the sale proceeds to us in payment of all or part of the exercise price and any withholding taxes or by delivery of an irrevocable direction to pledge the optionee’s shares to a securities broker or lender approved by us as security for a loan and to deliver all or part of the loan proceeds to us in payment of all or part of the exercise price and any withholding taxes.

Terms of Shares Offered for Sale

     The terms of any sale of shares of Common Stock under the Plan will be set forth in a common stock purchase agreement to be entered into between us and each purchaser. The terms of the stock purchase agreements entered into under the Plan need not be identical, and the Compensation and Stock Option Committee shall determine all terms and conditions of each such agreement, which shall be consistent with the Plan. The purchase price for shares sold under the Plan shall not be less than 85% (100% in the case of shares sold to a 10% stockholder) of the fair market value of such shares. The purchase price may be paid, at the Compensation and Stock Option Committee’s discretion, except as otherwise prohibited by applicable law, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares also may be awarded under the Plan in consideration of services rendered before the award, without a cash payment by the recipient.

     Shares sold under the Plan will vest upon satisfaction of the conditions specified in the stock purchase agreement. Vesting conditions are determined by the Compensation and Stock Option Committee, subject to the limitations set forth in the Plan, and may be based on the recipient’s service, individual performance, our performance as a company or such other criteria as the Compensation and Stock Option Committee may adopt. Shares may be subject to repurchase by us at their original purchase price in the event that any applicable vesting conditions are not satisfied. Shares sold under the Plan may not be resold or otherwise transferred until they have vested, except that certain transfers to a trust may be permitted. Any right to acquire shares under the Plan (other than an option) will automatically expire if not exercised within 30 days after the grant if such right was communicated by the Compensation and Stock Option Committee. A holder of shares sold under the Plan has the same voting, dividend and other rights as our other stockholders.

Duration, Amendment and Termination

     The Board of Directors may amend, suspend or terminate the Plan at any time, except that any such amendment, suspension or termination shall not affect any option previously granted. Any amendment of the Plan, however, which increases the number of shares available for issuance, materially changes the class of persons who are eligible for the grant of ISO’s or, if required by Rule 16b-3 (or any successor) under the Securities Exchange Act of 1934, as amended, would materially increase the benefits accruing to participants under the Plan or would materially modify the requirement as to eligibility for participation in the Plan, is subject to approval of our stockholders. Stockholder approval is not required for any other amendment of the Plan. Unless sooner terminated by the Board of Directors, the Plan will terminate in February 2013, and no further options may be granted or stock sold pursuant to such Plan following the termination date.

Effect of Certain Corporate Events

     Outstanding employee stock option agreements entered into pursuant to the Plan provide for the automatic vesting of employee stock options and (in the case of the common stock purchase agreements) the automatic termination of our right of repurchase upon a change of control. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the Plan will contain similar provisions, unless otherwise determined by the Compensation and Stock Option Committee.

     For purposes of the Plan, the term “change in control” means (1) that a change in the composition of the Board of Directors occurs as a result of which fewer than two-thirds of the incumbent directors are directors (the “Continuing Directors”) who either had been directors of our company 24 months before such change or were elected or nominated for election to the Board of Directors with the approval of at least a majority of the directors who had been directors of our company 24 months before such change and who were still in office at the time of the election or nomination, (2) that any person is or becomes the beneficial owner, directly or indirectly, of at least 25% of the combined voting power of our outstanding securities and such ownership has not been approved by a majority of the Continuing Directors who had been directors of our company 24 months before the acquisition or aggregation and who were still in office at the time of such acquisition or aggregation, or (3) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of our outstanding securities. For the purposes of (3) above, a “change in control” will not be deemed to have occurred if any person (e.g., Kevin Kimberlin) becomes the beneficial owner of at least 50% of our outstanding securities through the purchase and subsequent conversion, exercise or exchange of, convertible notes and warrants issued pursuant to a certain Note Purchase Agreement, dated November 11, 2001. A change in the relative beneficial ownership under (2) or (3) above by reason of a repurchase by us of our own securities will be disregarded.

     In the event of a subdivision of the outstanding Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a declaration of a dividend payable in Common Stock or in a form other than Common Stock in an amount that has a material effect on the price of the shares, or a similar occurrence, the Compensation and Stock Option Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the Plan, as appropriate.

     In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by us (if we are the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee’s consent.

Federal Income Tax Consequences of Options Under the 2003 Stock Plan

     Neither the optionee nor us will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of Common Stock on the date of exercise; we generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee in some circumstances may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO. We will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

Financial Reporting Consequences

     To date, employee stock options with an exercise price of at least 100% of grant-date fair market value have not resulted in the issuer having compensation expense for financial reporting purposes. The Financial Accounting Standards Board has recently issued Financial Accounting Standard (“FAS”) No. 123R, “Share-Based Payment.” This statement, which is a revision to FAS No. 123, will require issuers to record compensation expense for the grant-date fair value of stock options, spread over the options’ vesting periods. FAS No. 123R would, for public companies such as us, require such new treatment for all stock options granted or modified beginning January 1, 2006. We do not currently believe that FAS No. 123R would induce us to change our policies and practices with regard to the granting of stock options; however, we will periodically evaluate whether it would be wise to do so.

Shares Currently Available Under the 2003 Stock Plan

     Of the 6,787,564 shares previously authorized under the 2003 Stock Plan, 730,037 have already been issued and 5,063,293 stock options are outstanding. Unless Proposal 2 is approved, we do not have enough shares available for the next twelve months of grants planned for outside directors, scientific advisory board members and other consultants, let alone employees. Therefore, we believe the proposed 2,000,000-share increase of the 2003 Stock Plan is necessary and desirable.

Vote Required

     The minimum vote, which will constitute stockholder approval of this Proposal 2, is the affirmative vote of a majority of the total votes present in person or represented by proxy.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

RELATIONSHIP WITH AUDITORS

     The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are James B. Glavin, Martyn Greenacre and Kevin Reilly. All the members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing requirements.

     The Board of Directors has determined that James B. Glavin, Chair of the Audit Committee, is an audit committee financial expert as defined in the relevant securities law. This determination is based on a qualitative assessment of Mr. Glavin’s level of knowledge and experience based on a number of factors, including his formal education and experience.

     Mr. Glavin will retire from the Board and from the Audit Committee at the Annual Meeting.

Audit Committee Report

     The following is a report by our audit committee:

     “Management is responsible for the Company’s consolidated financial statements and reporting process, including the system of internal controls. The Company’s independent accountants are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee oversees and reviews these processes. The Audit Committee is not, however, an employee of the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants (Levitz, Zacks & Ciceric) a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence.

     The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

     The Audit Committee reviewed and discussed the fiscal year 2004 audited financial statements with management. Based on this review and discussion, the Audit Committee’s discussions and reviews with the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended that the Company include the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of Levitz, Zacks & Ciceric to serve as our independent auditors for 2005.

James B. Glavin
Martyn Greenacre
Kevin L. Reilly”

Principal Accounting Firm Fees

     The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2004, by our principal accounting firm, Levitz, Zacks & Ciceric, since their appointment in September 2004:

		2004	2003
Audit Fees	(a)	$90,823	$—
Audited Related Fees		$—	$—
Tax Fees		6,052	$—
All Other Fees		$—	$—

(a)	Levitz, Zacks & Ciceric’s fees for auditing services for the fiscal year ended December 31, 2004 and one quarterly review during the year ended December 31, 2004.

     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Levitz, Zacks & Ciceric was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.

     Representatives of Levitz, Zacks & Ciceric are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003, by our former principal accounting firm, BDO Seidman, LLP:

		2004		2003
Audit Fees	(a)	$25,091	(a)	$121,006
Audited Related Fees	(b)	$44,715	(b)	$152,600
Tax Fees		$33,577		$8,741
All Other Fees		$—		$—

(a)	BDO Seidman, LLP’s fees for auditing services for the fiscal year ended December 31, 2003 and quarterly reviews for the year ended December 31, 2003 and two quarterly reviews during the year ended December 31, 2004.

(b)	Audit Related Fees for the years ended 2004 and 2003 include services rendered for the annual audit of our 401(k) Plan and services required for the filing of various registration statements of our common stock with the Securities and Exchange Commission.

     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.

CODE OF ETHICS

     We have adopted a code of ethics, which applies to our senior officers and also to all other personnel. We have posted it on our website, www.imnr.com. We will post on our website any amendment to, or waiver from, the code of ethics if it pertains to our chief executive officer, chief financial officer, principal accounting officer or controller and is of a kind that Item 10 of SEC Form 8-K would require to be disclosed.

NOMINATING AND GOVERNANCE COMMITTEE

     The Nominating and Governance Committee of the Board of Directors establishes Board membership criteria; assists the Board by identifying individuals qualified to become Board members; recommends to the Board proposed director nominees; addresses and controls matters of corporate governance; and facilitates the regular review of the performance of the Board and its committees, such review to be undertaken not less than every two years. The charter of the Nominating and Governance Committee is available on the Company’s website (www.imnr.com).

     The Nominating and Governance Committee’s membership is determined by the Board and is comprised of not fewer than three members of the Board of Directors. All members of the Nominating and Governance Committee meet the independence requirements of The Nasdaq Stock Market.

     The Nominating and Governance Committee considers candidiates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our bylaws relating to shareholder nominations.

     Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendations of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Nominating and Governance Committee Charter, including, but not limited to, consideration of: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains, throughout service on the Board, a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A director’s qualifications in light of these criteria is considered at least each time the director is re-nominated for Board membership.

     In connection with this evaluation, the Committee determines whether to interview the prosective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prosective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act, and intended to be presented for consideration at our 2006 Annual Meeting of Stockholders must be received by the Company not later than January 15, 2006, in order to be considered for inclusion in our proxy materials for that meeting.

     Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days before the anniversary of the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting; provided, however, if we did not hold an annual meeting the previous year or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be a reasonable time before we begin to mail and print our proxy materials.

SECURITY HOLDER COMMUNICATIONS TO BOARD OF DIRECTORS

     The process for security holders to send communications to our Board of Directors is to mark the communications to Chairman of the Board, c/o Michael K. Green (Corporate Secretary), The Immune Response Corporation, 5931 Darwin Court, Carlsbad, CA 92008. The Secretary will deliver all communications so received to the Chairman. The Chairman will copy and distribute the communication to the other Board members if, in his judgment, the best interest of the Company would be served by doing so.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) under the Securities Exchange Act, our directors, executive officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and the Series A Convertible Preferred Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. In 2004 all filing requirements were satisfied except for the following: David Hochman failed to timely file his initial report on Form 3 (but filed within approximately a month of the due date); Kevin Kimberlin failed to timely file two reports on Form 4 (but filed one report within two weeks of the due date and the other was filed one day late); and John Bonfiglio, Michael Green, Georgia Theofan and Bjorn Lydersen each failed to timely file one report on Form 4 (but filed within two weeks or less of the due date), pursuant to Section 16(a).

     In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the SEC.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETING

     We have no formal policy regarding attendance of Board members at our Annual Meeting of Stockholders. All of the then-current Board members attended our 2004 Annual Meeting of Stockholders.

OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By order of the Board of Directors

John N. Bonfiglio
Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of The Immune Response Corporation (the “Company”) acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated May 6, 2005, and the undersigned revokes all prior proxies and appoints John N. Bonfiglio and Michael K. Green, or either of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on June 14, 2005, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS:

☐ FOR the nominees listed below (except as marked to the contrary below)

John N. Bonfiglio, Ph.D.

David P. Hochman

(Instruction: To withhold authority to vote for any individual nominee, line through or otherwise strike out that nominee’s name.)

☐ WITHHOLD AUTHORITY to vote for both nominees for Class I directors

2.	TO AMEND THE 2003 STOCK PLAN BY INCREASING THE AUTHORIZED NUMBER OF SHARES ISSUABLE UNDER THE 2003 STOCK PLAN BY 2,000,000:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS SIGNED AND NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

THE IMMUNE RESPONSE CORPORATION BOARD OF DIRECTORS PROXY ANNUAL MEETING OF STOCKHOLDERS JUNE 14, 2005

Dated this            day of           , 2005

                    (Signature of Stockholder)

                    (Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.